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                                EXHIBIT (23)(ii)

Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement No. 33-46506 of Dycom Industries, Inc. on Form S-8 of our reports related to the financial statements of Communications Construction Group, Inc. (not presented separately herein) dated July 23, 1997 and August 29, 1996 (which is also dated as of January 3, 1997 for Notes 5 and 6 of the financial statements of Communications Construction Group, Inc.) appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 31, 1997.

/s/ Nowalk & Associates

NOWALK & ASSOCIATES
Certified Public Accountants
Cranbury, New Jersey
September 29, 1997